Exhibit 99.1
FOR IMMEDIATE RELEASE
Nov. 21, 2017

Contacts:	Shareholders’/Analysts’ Inquiries:	Media Inquiries:
	Tiffany Mason	Colleen Penhall
	704-758-2033	704-758-2958
	tiffany.l.mason@lowes.com	colleen.b.penhall@lowes.com

LOWE’S APPOINTS RICHARD D. MALTSBARGER CHIEF OPERATING OFFICER
-Rick D. Damron to retire in February 2018 after 36 years with Lowe’s-
MOORESVILLE, N.C. - Lowe’s Companies, Inc. (NYSE: LOW) announced today that Richard D. Maltsbarger, Lowe’s chief development officer and president, international, has been appointed chief operating officer, effective Feb. 3, 2018, and will continue to report to Robert A. Niblock, chairman, president and CEO. Maltsbarger succeeds Rick D. Damron who plans to retire after 36 years with the company. Damron has served as chief operating officer since 2012.

In his new role, Maltsbarger, 42, will be responsible for delivering seamless omni-channel experiences to execute Lowe’s brand promise and build lasting customer loyalty. He will oversee areas including store operations, supply chain, pro and services, while also working closely with Michael P. McDermott, chief customer officer, to further enhance our omni-channel customer experience. A strong business leader, Maltsbarger has led Lowe’s international operations since 2015 and has a deep background in developing and executing strategy based on customer insights.

Niblock said, “Richard is a proven leader with a keen understanding of our business and industry. He brings vast consumer knowledge from various roles within Lowe’s and has been instrumental in the development and implementation of our strategy. We are confident that in this new role, Richard will continue to enhance our capabilities and processes as we execute our plans and meet customers’ rapidly evolving expectations.”

Niblock added, “On behalf of the board and management team, I want to thank Rick for his innumerable contributions to Lowe’s over his distinguished career during the past three decades. Rick has worked across every aspect of our operations, and his ideas and initiatives have positively impacted Lowe’s employees and customers. We wish him all the best in his retirement.”

Damron stated, “I have a great deal of admiration and respect for the Lowe’s organization and management team and look forward to working with Richard to ensure a smooth transition. Lowe’s is well positioned for continued success, and I have the utmost confidence in our employees and the company’s long-term growth opportunities.”

Maltsbarger Background
Maltsbarger was named chief development officer in 2014 and president, international in 2015. In his current role, Maltsbarger is responsible for corporate strategy, business development and international operations. Maltsbarger joined Lowe’s in 2004 as director of customer analytics and held various senior leadership roles including business development executive, senior vice president of strategy, vice president of strategic planning and vice president of research. Maltsbarger earned his bachelor’s and master’s degrees in agricultural economics from the University of Missouri and an MBA from Washington University in St. Louis.

About Lowe’s
Lowe’s Companies, Inc. (NYSE: LOW) is a FORTUNE® 50 home improvement company serving more than 17 million customers a week in the United States, Canada and Mexico. With fiscal year 2016 sales of $65.0 billion, Lowe’s and its related businesses operate or service more than 2,370 home improvement and hardware stores and employ over 290,000 people. Founded in 1946 and based in Mooresville, N.C., Lowe’s supports the communities it serves through programs that focus on K-12 public education and community improvement projects. For more information, visit Lowes.com.

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